Exhibit 23.1


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We consent to the use in this Registration Statement on Form S-4 of our report dated January 9, 1997 on our audits of the financial statements of Lakeland Bancorp, Inc. ("Lakeland") and subsidiaries as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 included in Lakeland's Annual Report on Form 10-K for the year ended December 31, 1996, which is incorporated by reference in this Registration Statement and to the reference to our firm under the caption "Experts" in the Registration Statement.

                                        RADICS & CO., LLC
Pine Brook, New Jersey
December 19, 1997